Exhibit 10.1

     2001 EXECUTIVE RETENTION PLAN
AWARD PAYMENT DEFERRAL CONFIRMATION
Henri T. Koppen

     This Compensation Deferral Confirmation, dated effective as of December 30, 2005, is provided by INGRAM MICRO INC., a Delaware corporation (the “Company”) to HENRI T. KOPPEN (“Executive”) and hereby confirms the terms of the deferral of an award payment to Executive under an award agreement dated April 10, 2001, as amended (the “Award”), granted under the 2001 Executive Retention Plan (the “Retention Plan”), as determined pursuant to the Retention Plan, and as more fully set forth below.

1.       Deferral of Award Payment. Section 5(c) of the Retention Plan authorizes the Human Resources Committee of the Company’s Board of Directors (the “Committee”) to make payment of the Award in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Committee, on a deferred basis. In exercising its authority under the Retention Plan, the Committee determined on December 13, 2005 that, subject to Executive meeting all the conditions required under the Award and the Retention Plan, including continued employment in good standing at the Company on March 1, 2006, it would be in the best interests of the Company to defer 100% of the Retention Plan award (the “Deferred Award”) to the year in which the Executive’s employment with the Company is terminated, or, solely at the Committee’s election, to an earlier date. The Company has provided notice to Executive of such Deferred Award determination by the Committee by notice dated December 30, 2005.

2.       Earnings. Subject to Sections 1 and 4 hereof, commencing March 1, 2006, the Deferred Award shall be credited with earnings (“Earnings”) of 10.0 % per year, compounded daily through the most recent date prior to the date of actual payment practicable to permit the calculations of the amount due to be made and payment to be processed.

3.       Payment of Deferred Award. Subject to Section 4 hereof, the Deferred Award and Earnings thereon shall be paid to Executive within 30 days of the date Executive’s employment with the Company is terminated, or otherwise provided for in Section 1 of this Confirmation. The Company shall withhold from such payment all federal, state, city or other taxes as are legally required to be withheld. All conditions of the Award under the Retention Plan, including Section 6(b) “Tax Reporting and Payment Liability” and Section 6(c) “Data Privacy Consent” remain effective.

4.       Source of Payments. The Company shall fund its obligation under the terms of this Confirmation via the establishment and funding of a Rabbi Trust (the “Trust”) with Wells Fargo Bank. Wells Fargo Bank shall serve as trustee and administrator of this Confirmation. Furthermore, the Company agrees to deposit $2.5 million in the Trust on March 1, 2006 subject to the acknowledgement of this Confirmation by the Executive and the Company. To the extent Executive has or acquires any rights to receive payments from the Company, such rights shall be no greater than the right of an unsecured creditor of the Company.

5.     General Provisions. The Confirmation shall be binding upon and inure to the benefit of the Company and its successors and assigns, and Executive, his designees, and his estate. Neither Executive, his designees, nor his estate shall commute, pledge, encumber, sell or otherwise dispose of the right to receive the payments provided for in this Confirmation, which payments and the rights thereto are expressly declared to be nontransferable and nonassignable. This Confirmation shall be governed by the laws of the State of California without reference to principles of conflicts of laws. This Confirmation, along with the Award documents under the Retention Plan, represent the entire agreement between the Executive and the Company with respect to the subject matter hereof, and may not be amended or modified except by a writing signed by the parties hereto, provided nothing herein shall affect the Executive's rights under, or right to be covered by, any employee benefit program provided by the Company to its executive employees generally.

INGRAM MICRO INC.

/s/ Matthew A. Sauer

Matthew A. Sauer
Title: SVP Human Rsources
Date: March 1, 2006

Ackowledged and Agreed to by Executive:

/s/ Henri T. Koppen

Henri T. Koppen
Date: March 1, 2006